                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )


        FILED BY THE REGISTRANT [X]

        FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

        CHECK THE APPROPRIATE BOX:


        [ ] Preliminary Proxy Statement

        [ ] Confidential, for Use of the Commission Only (as permitted by Rule
            14a-6(e)(2))

        [X] Definitive Proxy Statement

        [ ] Definitive Additional Materials

        [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        REDHOOK ALE BREWERY, INCORPORATED

                (Name of Registrant as Specified In Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

        Payment of Filing Fee (Check the appropriate box):

        [X] No fee required.

        [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
            0-11.

            (1) Title of each class of securities to which transaction applies:

            (2) Aggregate number of securities to which transaction applies:

            (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

            (4) Proposed maximum aggregate value of transaction:

            (5) Total fee paid:


        [ ] Fee paid previously with preliminary materials.

        [ ] Check box if any part of the fee is offset as provided by Exchange
            Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

            (1) Amount Previously Paid:

            (2) Form, Schedule or Registration Statement No.:

            (3) Filing Party:

            (4) Date Filed:

                       REDHOOK ALE BREWERY, INCORPORATED
                           3400 PHINNEY AVENUE NORTH
                           SEATTLE, WASHINGTON 98103

                            NOTICE OF ANNUAL MEETING
                                OF SHAREHOLDERS
                                  MAY 22, 2001

TO THE HOLDERS OF COMMON STOCK
  AND SERIES B PREFERRED STOCK
  OF REDHOOK ALE BREWERY, INCORPORATED:

     The Annual Meeting of Shareholders of Redhook Ale Brewery, Incorporated, a Washington corporation (the "Company"), will be held on May 22, 2001, at 2:00 p.m., Pacific Daylight Time, at the Redhook Ale Brewery, 14300 N.E. 145th Street, Woodinville, Washington, for the following purposes as more fully described in the accompanying Proxy Statement:

     1. To elect six directors to serve until the 2002 Annual Meeting of Shareholders or until their earlier retirement, resignation or removal;

     2. To ratify the appointment of Ernst & Young LLP as independent auditors for the Company's fiscal year ending December 31, 2001; and

     3. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Only holders of record of the Company's Common Stock at the close of business on March 30, 2001, will be entitled to vote at the meeting.

                                          By order of the Board of Directors

                                /s/ PAUL S. SHIPMAN
                                          PAUL S. SHIPMAN,
                                          President, Chief Executive Officer and
                                          Chairman of the Board

Seattle, Washington
April 9, 2001

                            YOUR VOTE IS IMPORTANT!

             PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND
               MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

                       REDHOOK ALE BREWERY, INCORPORATED

                                PROXY STATEMENT

               ANNUAL MEETING AND PROXY SOLICITATION INFORMATION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the management of Redhook Ale Brewery, Incorporated, a Washington corporation ("Redhook" or the "Company"), for use at the Annual Meeting of Shareholders on May 22, 2001, and at any adjournments thereof.

     The address of Redhook's principal executive offices is 3400 Phinney Avenue North, Seattle, Washington 98103.

     This Proxy Statement and the accompanying proxy is being sent on or about April 9, 2001, to all shareholders of record as of the close of business on March 30, 2001.

     At the close of business on March 30, 2001, there were 7,127,886 shares of Common Stock and 1,289,872 shares of Series B Preferred Stock of the Company outstanding. Only holders of record of the shares outstanding at such time will be entitled to vote at the meeting. The presence at the meeting of at least a majority of such shares, either in person or by proxy, is required for a quorum.

     If you are a shareholder of record, you may vote by using the proxy card enclosed with this Proxy Statement. When your proxy card is returned properly signed, the shares represented will be voted according to your directions. If your proxy card is signed and returned without specifying a vote or an abstention on any proposal, it will be voted FOR each of the six individuals nominated to serve as a director, and FOR the ratification of the appointment of Ernst & Young LLP as independent auditors.

     On each matter properly brought before the meeting, shareholders will be entitled to one vote for each share of Common Stock and Series B Preferred Stock held. Under Washington law and the Company's Restated Articles of Incorporation and Amended and Restated Bylaws, if a quorum exists at the meeting: (a) the six nominees for director who receive the greatest number of votes cast in the election of directors will be elected; and (b) the proposal to ratify the appointment of auditors will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against it.

     Shareholders may abstain from voting for one or more of the nominees for director and may abstain from voting on the proposal to ratify the appointment of auditors. Abstention from voting for one or more of the nominees for director will make it less likely that the nominee will be one of the six nominees for director who receive the greatest number of votes cast. Abstention from voting on the proposal to ratify the appointment of auditors will have no effect, since approval of this proposal is based solely on the number of votes actually cast. Abstentions will be considered present at the meeting for purposes of determining a quorum. Since brokerage firms holding shares in their street name will have discretion to vote their customers' shares on both of these matters, there can be no broker non-votes.

     If you execute a proxy, you may revoke it by taking one of the following three actions: (a) by giving written notice of the revocation to the Secretary of the Company at its principal executive offices; (b) by executing a proxy with a later date and delivering it to the Secretary of the Company at its principal executive offices; or (c) by personally attending and voting at the meeting.

     The Company will bear the expense of preparing, printing and distributing proxy materials to its shareholders. In addition to solicitations by mail, there may be incidental personal solicitation at nominal cost by directors, officers, employees or agents of the Company. The Company will also reimburse brokerage firms and other intermediaries for their expenses in forwarding proxy materials to beneficial owners of the Company's Common Stock.

                               BOARD OF DIRECTORS

     Eight individuals were elected or re-elected to the Company's Board of Directors at the Annual Meeting of Shareholders on May 23, 2000: Paul S. Shipman, M. Colleen Beckemeyer, John T. Carleton, Frank H. Clement, Jerry D. Jones, Anthony J. Short, Walter F. Walker, and Dennis P. Weston. In mid-2000, Messrs. John T. Carleton and Dennis P. Weston resigned their positions as directors. Effective February 16, 2001, the Amended and Restated Bylaws of the Company were amended to reduce the number of directors from eight to six. Accordingly, the business of the Company is currently managed under the direction of the Board of Directors consisting of the following six directors:
Paul S. Shipman, M. Colleen Beckemeyer, Frank H. Clement, Jerry D. Jones, Anthony J. Short, and Walter F. Walker.

     The full Board of Directors met four times during the Company's fiscal year ended December 31, 2000. No incumbent member attended fewer than 75% of the total number of meetings of the Board of Directors and of any Board committees of which he or she was a member during that fiscal year.

NOMINEES FOR DIRECTOR

     The following six individuals, all of whom currently serve as a director of the Company, have been nominated for re-election at the meeting:

     Paul S. Shipman. Mr. Shipman (48) is one of the Company's founders and has served as its President since September 1981, Chairman of the Board since November 1992, and Chief Executive Officer since June 1993. Prior to founding the Company, Mr. Shipman was a marketing analyst for the Chateau Ste. Michelle Winery from 1978 to 1981. Mr. Shipman received his Bachelor's degree in English from Bucknell University in 1975 and his Master's degree in Business Administration from the Darden Business School, University of Virginia, in 1978. Mr. Shipman also serves as a director of Gargoyles, Inc.

     M. Colleen Beckemeyer. Ms. Beckemeyer (37) has served as a Director of the Company since February 1999. Ms. Beckemeyer has been the Director of New Products at Anheuser-Busch, Incorporated ("A-B") since January 1999. From April 1997 to January 1999 she served as a Senior Brand Manager of New Products. Between December 1996 and April 1997 she was a Brand Manager for Bud Light and from June 1995 to December 1996 she served as a New Products Brand Manager. For the two years prior to June 1995 Ms. Beckemeyer was the Executive Assistant to the Vice President of Corporate Financial Planning.

     Frank H. Clement. Mr. Clement (59) has served as a Director of the Company since March 1989. He has served as Vice President of Investments at PaineWebber, Inc., a registered broker dealer, in Seattle, Washington, since 1975. Mr. Clement also serves on the advisory board of the School of Management, S.U.N.Y. at Buffalo, Buffalo, NY. From 1995 through 1999, he served on the Advisory Board of the Institute of Brewing Studies in Boulder, Colorado.

     Jerry D. Jones. Mr. Jones (59) is one of the Company's founders and has served as a Director since 1981. He is a prominent marketing and business consultant to world-class ski areas and resorts worldwide. He has served as the President of Jerry D. Jones & Associates Real Estate Co. since 1996, President of Atlas Management since October 1993, President of Willowston Development Co. since 1997, President of Resort Management from 1992 to 1998, and President of Beaver Creek Resort from 1987 to 1990. From October 1986 to October 1989, he was Executive Vice President of Vail Associates in Vail, Colorado.

     Anthony J. Short. Mr. Short (41) has served as a Director of the Company since May 2000. Mr. Short has been the Director, Business and Wholesaler Development at A-B since March 2000. In this capacity he is responsible for domestic business development and various initiatives involving A-B's sales and distribution system. Previously, Mr. Short was Director of Wholesaler System Development. He began his career at A-B in 1986 in the Corporate Auditing Department. Prior to joining A-B, Mr. Short held positions at Schowalter & Jabouri, a regional firm of Certified Public Accountants.

     Walter F. Walker, CFA. Mr. Walker (46) has served as a Director of the Company since April 1994. Mr. Walker has been the President of the Seattle Supersonics National Basketball Association basketball team since September 1994. From March to September 1994, he served as President of Walker Capital, Inc., a money management firm. From July 1987 to March 1994, Mr. Walker served as a Vice President of Goldman, Sachs & Co., a registered broker-dealer. From 1976 to 1985, Mr. Walker was a professional basketball player in the National Basketball Association. Mr. Walker serves as a director of Advanced Digital Information Corp. and Drexler Technology Corp. Mr. Walker also serves on the University of Virginia Board of Visitors.

COMMITTEES OF THE BOARD

     The Board has standing Audit, Compensation, Nominating, Succession and Marketing Practices Committees. Each of these Committees is responsible to the full Board of Directors, and its activities are therefore subject to Board approval. The activities of each of these Committees are summarized below:

     Audit Committee. The Audit Committee assists the Company's Board of Directors in fulfilling its oversight responsibilities by reviewing the financial reports and other pertinent financial information provided by the Company to the Securities and Exchange Commission (the "SEC") or the public; the Company's systems of internal controls established by management and the Board; and the Company's auditing, accounting and financial reporting processes generally. The Audit Committee met four times during 2000. The Audit Committee is currently composed of Messrs. Clement, Jones and Short. All members of the Audit Committee are independent directors (as independence is defined in Rule 4200(a)(14) of the National Association of Securities Dealers ("NASD") listing standards). The Board of Directors has adopted a written charter for the audit committee. A copy of the written charter is attached as Appendix A.

     Compensation Committee. The Compensation Committee, currently composed of Ms. Beckemeyer and Messrs. Clement and Walker, reviews and recommends to the Board the compensation and benefits to be provided to the Company's officers and reviews general policy matters relating to employee compensation and benefits. The Compensation Committee met once during 2000.

     Nominating Committee. The Nominating Committee, currently composed of Ms. Beckemeyer and Mr. Jones, recommends to the Board nominees for vacant Board positions, reviews and reports to the Board on the nominees, including any suggested by shareholders, to be included in the slate of directors for election at the annual meeting of shareholders, and develops a plan of succession to be used in the event of the President or Chief Executive Officer's resignation, disability, removal or death. Any shareholder recommendations for nominations to the Board for consideration by the Nominating Committee for the 2002 Annual Meeting of Shareholders should be forwarded to the Nominating Committee, Redhook Ale Brewery, Incorporated, 3400 Phinney Avenue North, Seattle, WA 98103, so as to be received no later than March 13, 2002. The Nominating Committee did not meet in 2000.

     Succession Committee. The Succession Committee, currently composed of Messrs. Clement, Short and Walker, is responsible for making recommendations to the Board of Directors as to the election of a successor to the Company's Chief Executive Officer if the Chief Executive Officer dies or is permanently disabled, his employment is terminated, or he otherwise ceases to act as Chief Executive Officer. The Succession Committee did not meet in 2000.

     Marketing Practices Committee. The Marketing Practices Committee, currently composed of Ms. Beckemeyer and Mr. Jones, is responsible for reviewing the Company's marketing practices and compliance with applicable laws, and making recommendations to the Board of Directors as to such matters. The Marketing Practices Committee did not meet in 2000.

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee has reviewed and discussed the audited financial statements with management. The Audit Committee has discussed with Ernst & Young LLP, the Company's independent auditors, the matters required to be discussed under Statement on Auditing Standards No. 61 "Communication with Audit Committees," as amended by Statement on Auditing Standards No. 90 "Audit Committee Communications." The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 "Independence Discussions with Audit Committees", and has discussed with Ernst & Young LLP its independence.

     Based upon the review and discussions of the Audit Committee with respect to the items listed above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for filing with the SEC. The Committee has also recommended, subject to shareholder approval, the appointment of Ernst & Young LLP as the Company's independent auditors for its fiscal year ending December 31, 2001.

                                          Respectfully Submitted,

                                          Frank H. Clement (Chairman)
                                          Jerry D. Jones
                                          Anthony J. Short

                                          Audit Committee Members

COMPENSATION OF DIRECTORS

     Non-employee directors participate in the Redhook Ale Brewery, Incorporated Directors Stock Option Plan (the "Directors Plan"). The Directors Plan provides for grants of stock options covering 4,000 shares of Common Stock to be made automatically on the date of each annual meeting of shareholders to each non-employee director of the Company, so long as shares of Common Stock remain available under the Directors Plan. The exercise price under each option is the fair market value of the Common Stock on the date of grant. Each option expires ten years after grant or one year after the death of the recipient director. Options granted under the Directors Plan vest immediately and become exercisable six months after the option is granted. On May 23, 2000, each of the directors, other than Messrs. Short and Shipman and Ms. Beckemeyer, was granted options under the Directors Plan, at an exercise price of $1.48 per share, covering 4,000 shares of Common Stock.

     Non-employee directors also receive cash compensation. For the first half of 2000, directors received a fee of $500 for each Board and Committee meeting attended. Subsequently, the fee structure was modified such that each non-employee director receives $2,500 on a quarterly basis. Chairpersons of the Audit and Compensation Committee receive an additional $2,500 per year, payable following the annual meeting of shareholders.

     Mr. Short and Ms. Beckemeyer were not paid meeting fees and did not receive option grants in accordance with the policy of their employer, A-B.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of March 17, 2001, certain information regarding beneficial ownership of the Company's Common Stock (a) by each person known to the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, (b) by each director and nominee for director, (c) by the Chief Executive Officer and the four other most highly compensated executive officers for the fiscal year ended December 31, 2000, and (d) by all of the Company's executive officers and directors as a group. Unless otherwise noted, the named beneficial owner has sole voting and investment power.

                                                              NUMBER OF SHARES     PERCENT OF
                                                              OF COMMON STOCK     COMMON STOCK
                                                                BENEFICIALLY      OUTSTANDING
                      NAME AND ADDRESS                            OWNED(1)            (1)
                      ----------------                        ----------------   --------------
Busch Investment Corporation(2).............................     2,243,342            26.6%
  One Busch Place
  St. Louis, Missouri 63118
Dimensional Fund Advisors Inc.(3)...........................       549,000             7.7%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, California 90401
Paul S. Shipman(4)..........................................       292,250             4.1%
Frank H. Clement(5).........................................       266,147             3.7%
Jerry D. Jones(6)...........................................       228,589             3.2%
Walter F. Walker(7).........................................       121,217             1.7%
M. Colleen Beckemeyer.......................................            --               *
Anthony J. Short............................................            --               *
David J. Mickelson(8).......................................        59,900               *
Allen L. Triplett(9)........................................        25,950               *
Pamela J. Hinckley(9).......................................        15,950               *
Gregory J. Marquina(10).....................................        12,500               *
All executive officers and directors as a group (10
  individuals)(11)..........................................     1,022,503            14.0%

---------------
  *  Less than 1%

 (1) Includes shares of Common Stock subject to options currently exercisable or exercisable within 60 days of March 17, 2001. Shares subject to an option are not deemed outstanding for purposes of computing the percentage ownership of any person other than the person holding the option.

 (2) Includes 1,289,872 shares of Common Stock issuable upon conversion of Series B Preferred Stock. Such Series B Preferred shares are not deemed outstanding for purposes of computing the percentage ownership of Common Stock of any person other than Busch Investment Corporation, a wholly-owned subsidiary of A-B.

 (3) Based entirely on information contained in the Schedule 13G filed by Dimensional Fund Advisors Inc., dated February 2, 2001. Dimensional Fund Advisors Inc. has sole voting and investment power as investment manager to certain funds, trust or accounts.

 (4) Includes 9,850 shares subject to options exercisable within 60 days of March 17, 2001, and 13,300 shares held by Mr. Shipman's children. The address for Mr. Shipman is c/o Redhook Ale Brewery, Incorporated, 3400 Phinney Avenue North, Seattle, Washington 98103.

 (5) Includes 26,857 shares subject to options exercisable within 60 days of March 17, 2001, 33,436 shares held by Mr. Clement's spouse, and 28,430 shares held by Mr. Clement as trustee for his children.

 (6) Includes 26,857 shares subject to options exercisable within 60 days of March 17, 2001, and 10,000 shares held by Mr. Jones as trustee for his child

 (7) Includes 22,857 shares subject to options exercisable within 60 days of March 17, 2001.

 (8) Includes 17,900 shares subject to options exercisable within 60 days of March 17, 2001.

 (9) Includes 15,950 shares subject to options exercisable within 60 days of March 17, 2001.

(10) Includes 12,500 shares subject to options exercisable within 60 days of March 17, 2001.

(11) Includes 148,721 shares subject to options exercisable within 60 days of March 17, 2001

     The following table sets forth, as of March 17, 2001, certain information regarding beneficial ownership of the Company's Series B Preferred Stock. The Series B Preferred Stock has voting rights and is convertible into an equivalent number of shares of the Company's Common Stock at any time. If all of the Series B Preferred Stock were converted as of March 17, 2001, it would represent 15.3% of the post-conversion ("Fully Diluted") outstanding Common Stock. The named beneficial owner has sole voting and investment power.

                                                            NUMBER OF SHARES OF
                                                            SERIES B PREFERRED     PERCENT OF SERIES B
                                                            STOCK BENEFICIALLY       PREFERRED STOCK
                     NAME AND ADDRESS                              OWNED               OUTSTANDING
                     ----------------                       -------------------    -------------------
Busch Investment Corporation..............................       1,289,872                100.0%
  One Busch Place
  St. Louis, Missouri 63118

CERTAIN TRANSACTIONS

     The Company has adopted a policy of not engaging in business transactions with its officers, directors and affiliates except upon terms that are deemed to be fair and reasonable by a majority of the Company's disinterested directors.

     In October 1994, the Company entered into an alliance with A-B (the "Alliance") consisting of a long-term distribution agreement (the "A-B Distribution Agreement") and an investment in the Company (the "A-B Investment Agreement"). Pursuant to the A-B Investment Agreement, A-B currently has the right to designate a number of nominees (minimum of two) for election to the Company's Board of Directors based on its ownership percentage of the Company's Fully Diluted outstanding Common Stock, rounded up to the next whole number. Ms. Beckemeyer and Mr. Short are the A-B designated nominees. The A-B Investment Agreement contains provisions under which related-party transactions are generally permitted only pursuant to the reasonable demands of the Company's business and upon fair and reasonable terms no less favorable to the Company than would be obtained in a comparable arm's-length transaction with an unrelated party. Sales through A-B under the A-B Distribution Agreement totaled approximately $22.6 million in 2000, net of an Alliance fee of approximately 2% of sales through A-B. Other Alliance fees paid by the Company to A-B totaled $216,000 in 2000. In addition, the Company purchased certain materials through A-B totaling approximately $4.0 million in 2000.

     During the year ended December 31, 2000, executive officers of the Company voluntarily returned unexercised stock options previously granted to them covering the following number of shares of Common Stock: Mr. Shipman 205,000; Mr. Mickelson 80,500; Ms. Hinckley 58,000; and Mr. Triplett 58,000. The exercise prices of these options ranged from $5.730 per share to $25.50 per share. No consideration or additional stock options were given or promised in exchange for this return.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), requires that the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, file reports of ownership and changes of ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all such reports they file.

     Based solely on its review of the copies of such reports received by the Company, and on written representations by the Company's officers and directors regarding their compliance with the applicable reporting requirements under
Section 16(a) of the Exchange Act, the Company believes that, with respect to its fiscal year ended December 31, 2000, all filing requirements applicable to its officers and directors, and all of the persons known to the Company to own more than ten percent of its Common Stock were complied with by such persons, except for the following: Mr. Greg Marquina was late in filing a Form 3 upon his appointment as Vice President, Sales of the Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") is composed exclusively of directors who are neither employees nor eligible to participate in any of the Company's executive compensation programs.

     The Committee is responsible for establishing and administering the overall compensation policies applicable to the Company's senior management. The Committee is also responsible for establishing the general policies applicable to the granting, vesting and other terms of stock options granted to employees under the Company's stock option plan, and for determining the size and terms of the option grants made to the Company's executive officers, among others.

     The Committee views its charter as being to insure that the Company's officer compensation programs are structured and implemented in a manner that recognizes the Company's need to attract and retain the caliber of executives and other key employees required for the Company to compete in a highly competitive and rapidly evolving business sector, while also recognizing and emphasizing the importance and value of achieving targeted performance objectives and enhancing long-term shareholder value.

     Under the Company's executive compensation programs, there are three primary components to an executive's compensation: base salary, an annual incentive payment, and long-term incentives in the form of stock options.

     Base Salaries. The base salary for a particular executive is determined in the first instance by comparison to the existing executive salary structure within the Company, as well as comparison to compensation paid to executives of comparably-sized and similarly-situated craft beer companies and other similarly-sized public companies. The base salaries of the executive officers were increased approximately 3% effective January 1, 2000, after the Company achieved a quarter over quarter sales and volume increase during the quarter ended December 31, 1999, a goal previously established by the Committee. In addition, during the recruitment effort leading to the hiring of Mr. Marquina as Vice President, Sales, a market inquiry was completed and it was determined that the compensation for the Company's executive officers was below market, in a highly competitive employment market. As a result of this environment, and the desire to remain competitive, the Committee increased salaries effective August 1, 2000.

     Annual Incentive Payments. Annual incentive payments are based on the executive team accomplishments and the Company's results for the year relative to financial and operational objectives set at the beginning of the year and other relevant and significant accomplishments during the year. Annual bonus payments under the incentive plan are generally computed as a percentage of the executive's base salary, with the actual percentages being a function of the extent to which goals were achieved as well as other significant accomplishments. Although the Company's sales volume increased 7.6% in 2000 as compared to 1999, the decision was made not to pay any executive officer bonuses for 2000.

     Long-Term Incentives. The Company provides long-term incentives to executives through the annual grant of stock options. The options generally vest over five years and have an exercise price equal to the fair market value of the Company's stock at the time of the grant, with the number of options awarded based on the executive's position. Since fair market value stock options can only produce value to an executive if the price of the Company's stock increases above the exercise price, these option grants provide a direct link between executive compensation and the Company's stock price performance. The Committee believes that stock options directly motivate an executive to maximize long-term shareholder value. The options also utilize vesting periods that encourage key executives to continue in the employ of the Company. No stock options were granted to executive officers in 2000, other than an initial grant to Mr. Marquina upon joining the Company.

     Compensation of Chief Executive Officer. Mr. Shipman's base salary increased approximately 3% effective January 1, 2000, after the Company achieved a quarter over quarter sales and volume increase during the quarter ended December 31, 1999, a goal previously established by the Committee. Additionally, in order to bring Mr. Shipman's salary within the median competitive range of similarly-situated craft beer companies and other similarly-sized public companies, the Committee increased Mr. Shipman's annual salary effective August 1, 2000 to $237,500.

                                          Respectfully Submitted,

                                          Walter F. Walker (Chairman)
                                          M. Colleen Beckemeyer
                                          Frank H. Clement

                                          Compensation Committee Members

                             EXECUTIVE COMPENSATION

     COMPENSATION SUMMARY. The following table sets forth information regarding compensation earned during the Company's fiscal years ended December 31, 2000, 1999 and 1998 by the Chief Executive Officer and the four other most highly compensated executive officers for the fiscal year ended December 31, 2000 (the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM
                                                  ANNUAL COMPENSATION            COMPENSATION
                                          ------------------------------------   ------------
                                                                                  SECURITIES
                                                                  OTHER ANNUAL    UNDERLYING     ALL OTHER
                                 FISCAL                           COMPENSATION      STOCK       COMPENSATION
  NAME AND PRINCIPAL POSITION     YEAR    SALARY($)   BONUS($)       (1)($)       OPTIONS(#)       (2)($)
  ---------------------------    ------   ---------   --------    ------------   ------------   ------------
Paul S. Shipman................   2000     213,292         --            --             --         6,800
  President,                      1999     182,500         --            --         49,250         7,300
  Chief Executive Officer and     1998     180,000         --            --         50,000         7,200
  Chairman of the Board

David J. Mickelson.............   2000     147,667         --            --             --         5,833
  Executive Vice President,       1999     121,750         --        14,400         29,500         4,870
  Chief Financial Officer and     1998     120,000         --        14,400         30,000         4,800
  Chief Operating Officer

Pamela J. Hinckley.............   2000     124,500         --            --             --         4,944
  Vice President, Marketing       1999     109,000         --        12,000         19,750         4,360
                                  1998     107,500         --        12,000         20,000         4,300

Gregory J. Marquina(3).........   2000      79,167     37,500(4)         --         75,000            --
  Vice President, Sales

Allen L. Triplett..............   2000     124,500         --            --             --         4,944
  Vice President, Brewing         1999     109,000         --        12,000         19,750         4,360
                                  1998     107,500         --        12,000         20,000         4,300

---------------
(1) Represents an auto allowance which totaled 10% or more of the total salary and bonus reported for the named executive officer.

(2) Represents the Company's matching contribution under the 401(k) Plan.

(3) Mr. Marquina joined the Company in August 2000.

(4) Mr. Marquina received a guaranteed bonus pursuant to the terms of his employment agreement with the Company.

     OPTION GRANTS. The following table sets forth information on stock options granted to the named executive officers during the Company's fiscal year ended December 31, 2000.

                       OPTION GRANTS IN FISCAL YEAR 2000

                                                            INDIVIDUAL GRANTS
                            ---------------------------------------------------------------------------------
                                                                                       POTENTIAL REALIZABLE
                                          PERCENT OF                                     VALUE AT ASSUMED
                            NUMBER OF       TOTAL                                     ANNUAL RATES OF STOCK
                            SECURITIES     OPTIONS                                      PRICE APPRECIATION
                            UNDERLYING    GRANTED TO      EXERCISE                      FOR OPTION TERM(1)
                             OPTIONS     EMPLOYEES IN       PRICE       EXPIRATION   ------------------------
                             GRANTED     FISCAL YEAR    ($ PER SHARE)      DATE          5%           10%
                            ----------   ------------   -------------   ----------   ----------   -----------
Paul S. Shipman...........        --           --              --             --             --            --
David J. Mickelson........        --           --              --             --             --            --
Pamela J. Hinckley........        --           --              --             --             --            --
Gregory J. Marquina.......  75,000(2)       100.0%         $1.563         8/1/10     $81,296.53   $198,887.36
Allen L. Triplett.........        --           --              --             --             --            --

---------------
(1) Potential realizable value is based on the assumption that the Common Stock of the Company appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the 10-year option term. These numbers are calculated based on the requirements promulgated by the SEC and do not reflect the Company's estimate of future stock price growth.

(2) This option was granted at fair market value on the date of grant and vests over five years, becoming exercisable for 1,250 shares on the first day of each month commencing on the date of grant. The option has a maximum term of ten years and terminates: (a) six months after termination of employment following death or disability; (b) three months after termination of employment without cause; and (c) immediately after termination of employment for cause. Under the 1992 Stock Option Plan, the Board of Directors retains the discretion to modify the terms, including the price and vesting, of outstanding options. Certain changes in control of the Company can trigger accelerated vesting of stock options.

     FISCAL YEAR END OPTIONS. The following table shows information concerning the number and value of unexercised options held by the named executive officers on December 31, 2000. No options were exercised by the named executive officers during the Company's fiscal year ended December 31, 2000.

                  AGGREGATED EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                       NUMBER OF SECURITIES UNDERLYING            VALUE OF UNEXERCISED
                                             UNEXERCISED OPTIONS                  IN-THE-MONEY OPTIONS
                                           AT FISCAL YEAR-END(#)(1)              AT FISCAL YEAR-END($)
                                       --------------------------------      ------------------------------
                                       EXERCISABLE       UNEXERCISABLE       EXERCISABLE      UNEXERCISABLE
                                       ------------      --------------      -----------      -------------
Paul S. Shipman......................      9,850             39,400          $   --           $    --
David J. Mickelson...................     17,900             23,600          --               --
Gregory J. Marquina..................      6,250             68,750          --               --
Pamela J. Hinckley...................     15,950             15,800          --               --
Allen L. Triplett....................     15,950             15,800          --               --

---------------
(1) During the year ended December 31, 2000, executive officers of the Company voluntarily returned unexercised stock options previously granted to them covering the following number of shares of Common Stock: Mr. Shipman 205,000; Mr. Mickelson 80,500; Ms. Hinckley 58,000; and Mr. Triplett 58,000. No consideration or additional stock options were given or promised in exchange for this return.

EXECUTIVE OFFICER EMPLOYMENT AGREEMENTS

     Each of Messrs. Shipman, Mickelson, Marquina and Triplett and Ms. Hinckley has executed an agreement containing provisions, including but not limited to, confidentiality and non-competition restrictions during the term of the agreements. The Company provides each of its executive officers with an annual compensation plan under which they receive a specified minimum compensation plus additional cash incentives depending on attainment of various performance goals.

     Mr. Shipman's current employment agreement expires on September 30, 2001. A new agreement, executed on November 1, 2000, takes effect on November 1, 2001 and expires on July 31, 2005. Both agreements are subject to earlier termination by the Company with or without cause. The agreement currently in effect provides for a minimum base salary of the greater of $150,000, or an amount that is 25% more than the next highest paid officer. Both agreements provide that Mr. Shipman is also eligible for bonuses based on the Company achieving certain financial goals and other performance measures. If terminated by the Company without cause, both agreements provide that Mr. Shipman will receive a prorated bonus and his annual base compensation for a minimum of two years from the date that he is given notice of termination. The agreements further provide that Mr. Shipman is prohibited from divulging confidential information and may not compete with the Company for a period of two years following termination of the agreement.

     Effective August 1, 2000, the Company renewed employment agreements with Messrs. Mickelson and Triplett and Ms. Hinckley. These agreements expire on July 31, 2005, subject to earlier termination by the Company with or without cause. The agreements provide the officers with the following minimum base salaries:
Mr. Mickelson $171,000; Ms. Hinckley $135,000; Mr. Triplett $135,000. These officers are also eligible for bonuses dependent on the Company's achieving certain goals, and other performance measures. If terminated by the Company without cause, the agreements provide that each officer will receive his or her prorated bonus as well as annual compensation for one year from the date that notice of employment termination is received, subject to certain conditions. The agreements also provide that the officers are prohibited from divulging confidential information and from competing with the Company for one year following termination of employment.

     Effective August 1, 2000, the Company entered into an employment agreement with Mr. Gregory Marquina to act as the Company's Vice President, Sales. Prior to Mr. Marquina's hire, Ms. Hinckley acted as Vice President, Sales and Marketing. Ms. Hinckley has retained the office of Vice President, Marketing. The agreement with Mr. Marquina expires on July 31, 2005, subject to earlier termination by the Company with or without cause. Upon executing the employment agreement with the Company, Mr. Marquina received a bonus of $37,500 and a grant of stock options covering 75,000 shares of Common Stock. The agreement provides for minimum salary of $190,000. Mr. Marquina is also eligible for a bonus based on the Company achieving certain financial goals and other performance measures. If terminated by the Company without cause, the agreement provides that Mr. Marquina will receive his prorated bonus as well as annual compensation for one year from the date that notice of employment termination is received, subject to certain conditions. The agreements also provide that Mr. Marquina is prohibited from divulging confidential information and from competing with the Company for one year following termination of employment.

COMPARATIVE PERFORMANCE GRAPH

     Set forth below is a graph comparing the cumulative total return to shareholders on the Company's Common Stock with the cumulative total return of the Russell 2000 Index and an index comprised of other publicly-traded craft beer companies (the "Peer Group") for the period beginning on August 16, 1995, the date of the Company's initial public offering, and ended on December 31, 2000.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
             AMONG REDHOOK ALE BREWERY, INCORPORATED COMMON STOCK,
                           THE RUSSELL 2000 INDEX AND
                         THE COMPANY'S PEER GROUP INDEX
[PERFORMANCE GRAPH]

                                                         REDHOOK                  RUSSELL 2000              PEER GROUP INDEX
                                                         -------                  ------------              ----------------
8/16/95                                                    100                         100                         100
12/31/95                                                   153                         105                         126
12/31/96                                                    57                         120                          57
12/31/97                                                    31                         145                          38
12/31/98                                                    23                         140                          39
12/31/99                                                    13                         168                          38
12/31/00                                                     9                         161                          42

     The Company's Peer Group was initially comprised of four publicly-traded craft beer companies. Three of the four companies in that Peer Group completed initial public offerings subsequent to the Company's initial public offering on August 16, 1995, and are therefore added to the Peer Group return computation as of the date and at the per share price at which their respective offerings were effective. As required, the returns of each of the component companies in the Peer Group return are calculated and weighted according to their respective market capitalization at the beginning of the period that they entered the Peer Group return calculation. The Peer Group is composed of: Big Rock Brewery (Nasdaq: BEERF) beginning August 16, 1995 at $9.75 per share; Pete's Brewing (Nasdaq: WIKD) beginning November 6, 1995 at $18 per share; Boston Beer Company (NYSE: SAM) beginning November 20, 1995 at $20 per share; and Pyramid Brewing (formerly Hart Brewing) (Nasdaq: PMID) beginning December 13, 1995 at $19 per share. On July 21, 1998, the shareholders of Pete's Brewing approved a merger with a private company based on a cash price of $6.375 per share. Pete's Brewing was removed from the Peer Group Index effective July 21, 1998, and the related "index value" was reallocated to the remaining three members of the Peer Group Index based upon their relative market capitalization on that date.

     The total return on the Company's Common Stock, the Russell 2000 Index and the Peer Group Index assumes the value of each investment was $100 on August 16, 1995, and that any dividends were reinvested. Return information is historical and not necessarily indicative of future performance.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

     Six directors are to be elected at the annual meeting, to serve until the next Annual Meeting of Shareholders or until their earlier retirement, resignation or removal. Paul S. Shipman, M. Colleen Beckemeyer, Frank H. Clement, Jerry D. Jones, Anthony J. Short and Walter F. Walker have been nominated by the Board of Directors for election at the annual meeting. All of the nominees are currently directors of the Company. The accompanying proxy will be voted for these nominees, except where authority to so vote is withheld. Should any nominee be unable to serve, the proxy will be voted for such person as is designated by the Board of Directors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES NAMED IN PROPOSAL 1.

               PROPOSAL 2 -- APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has selected the firm of Ernst & Young LLP as the independent auditors for the Company's fiscal year ending December 31, 2001. This firm has been the Company' s independent auditors since 1991. Ernst & Young LLP has performed audit services in connection with the examination of the financial statements of the Company for its fiscal year ended December 31, 2000. Representatives of Ernst & Young LLP will be present at the annual meeting, and will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders.

  Audit Fees

     The total aggregate fees billed for professional services rendered by Ernst & Young LLP for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2000 and for review of the financial statements included in the Company's Forms 10-Q for such year were $70,561.

  Financial Information Systems Design and Implementation Fees

     There were no fees for professional services rendered by Ernst & Young LLP as described in paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X.

  All Other Fees

     There were no other fees billed for professional services rendered by Ernst & Young LLP for services not included under the heading "Audit Fees" or "Financial Information Systems Design and Implementation Fees" for the fiscal year ended December 31, 2000.

  Auditor Independence

     In 2000, there were no other professional services provided by Ernst & Young LLP which would have required the Audit Committee of the Board of Directors to consider their compatibility with maintaining the independence of Ernst & Young LLP.

     If this proposal does not receive the affirmative approval of a majority of the votes cast on the proposal, the Board of Directors will reconsider the appointment.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

                                 OTHER MATTERS

     Redhook knows of no other matters that are likely to be brought before the meeting. If, however, other matters that are not now known or determined come before the meeting, the persons named in the enclosed proxy or their substitutes will vote such proxy in accordance with their discretion.

                 SHAREHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

     An eligible shareholder who desires to have a qualified proposal considered for inclusion in the proxy statement prepared in connection with the Company's 2002 Annual Meeting of Shareholders must deliver a copy of the proposal to the Secretary of the Company, at the Company's principal executive offices, no later than December 1, 2001.

     Proposals of stockholders that are not eligible for inclusion in the Proxy Statement and proxy for the Company's 2002 Annual Meeting of Shareholders, or that concern one or more nominations for Directors at the meeting, must comply with the procedures, including minimum notice provisions, contained in the Company's Amended and Restated Bylaws. Notice must be received by the Secretary of the Company by March 13, 2002. A copy of the pertinent provisions of the Restated Bylaws is available upon request to David J. Mickelson, Redhook Ale Brewery, Incorporated, 3400 Phinney Avenue North, Seattle, Washington 98103.

                  ANNUAL REPORT AND ANNUAL REPORT ON FORM 10-K

     A copy of the Redhook 2000 Annual Report on Form 10-K for the year ended December 31, 2000 as filed with the SEC is being mailed with this proxy statement to each shareholder of record. Shareholders not receiving a copy may obtain one without charge by mailing a request to David J. Mickelson, Redhook Ale Brewery, Incorporated, 3400 Phinney Avenue North, Seattle, Washington 98103.

     IT IS IMPORTANT THAT PROXIES ARE RETURNED PROMPTLY AND THAT YOUR SHARES ARE REPRESENTED. SHAREHOLDERS ARE URGED TO MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

                                          REDHOOK ALE BREWERY, INCORPORATED

April 9, 2001
Seattle, Washington

                                                                      APPENDIX A

                       REDHOOK ALE BREWERY, INCORPORATED
                            AUDIT COMMITTEE CHARTER
                                   (MAY 2000)

                                   I. PURPOSE

     The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other pertinent financial information provided by the Company to the Securities and Exchange Commission (the "SEC") or the public; the Company's systems of internal controls established by management and the Board; and, the Company's auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit Committee should encourage continuous improvement of, and foster adherence to, the Company's policies, procedures and practices at all levels. The Audit Committee's primary duties and responsibilities are to:

     - Serve as an independent and objective party to monitor the Company's financial reporting process and internal control systems.

     - Review and appraise the audit efforts and independence of the Company's external auditors.

     - Facilitate open communication among the independent auditors, financial and senior management, and the Board of Directors.

     The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

                       II. COMPOSITION OF AUDIT COMMITTEE

     The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Audit Committee or prevent the Director from qualifying as an "Independent Director" under applicable Nasdaq listing requirements. To the extent that the Company is contractually required, or it is deemed in the best interests of the Company and its shareholders, there may be one "non-independent", non-employee Board member appointed to the Audit Committee. All members of the Audit Committee shall have a working familiarity with basic finance and accounting practices, including the ability to read and understand fundamental financial statements. At least one member of the Audit Committee shall have employment-related accounting and financial management expertise.

     The members of the Audit Committee shall be elected by the Board and will serve until they resign or a successor is duly elected by the Board.

                                 III. MEETINGS

     The Audit Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its role to foster open communication, the Audit Committee should meet at least annually with management and the independent auditors in separate executive sessions to discuss any matters that either of those parties believe should be discussed privately. In addition, the Audit Committee should meet with management and the independent auditors quarterly to review the Company's financial statements.

                        IV. RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties the Audit Committee shall:

DOCUMENTS/REPORTS REVIEW

     - Review and update this Charter periodically, at least annually, as conditions dictate.

     - Review the organization's annual financial statements and any reports or other financial information submitted to the SEC, or to the public, including any certification, report, opinion, or review rendered by the independent auditors.

     - Review internal reports to management related to any significant internal control matter and appraise the action taken by management to address any such matter.

     - Review with financial management and the independent auditors the quarterly results of operations prior to the release of such information to the public and the filing of such information with the SEC.

INDEPENDENT AUDITORS

     - Recommend to the Board of Directors the selection of the independent auditors, considering independence and effectiveness. Review the fees and other compensation paid to the independent auditors' firm. Annually, review with the independent auditors their formal written statement delineating all relationships between them and the Company, and discuss all significant relationships they have with the Company in order to assess their independence.

     - Review the performance of the independent auditors and approve any proposed discharge of the independent auditors when circumstances warrant.

     - Periodically consult with the independent auditors out of the presence of management about internal controls and the fullness and accuracy of the Company's financial statements.

     - Confirm with the independent auditors their ultimate accountability to the Audit Committee and the Board of Directors, as representatives of the Company's shareholders, and that the Audit Committee and the Board of Directors have the ultimate authority and responsibility to select, evaluate and, if appropriate, to replace the auditors.

FINANCIAL REPORTING PROCESSES

     - In consultation with the independent auditors and management, review the integrity of the Company's financial reporting processes, both internal and external.

     - Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

     - Consider and approve, if appropriate, major changes to the Company's auditing and accounting principles and practices as suggested by the independent auditors or management.

PROCESS IMPROVEMENT

     - Establish regular and separate systems of reporting to the Audit Committee by both management and the independent auditors regarding any significant judgments made in management's preparation of the financial statements and the view of each as to the appropriateness of such judgments.

     - Following completion of the annual audit, review separately with both management and the independent auditors any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

     - Review any significant disagreement among management and the independent auditors in connection with the preparation of the financial statements.

     - Review with the independent auditors and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented.

OTHER

     - Review, as necessary, with the Company's counsel, any legal matter that could have a material impact on the Company's financial statements.

     - Perform any other activities consistent with this Charter, the Company's Bylaws and governing law, as the Audit Committee or the Board deems necessary or appropriate.

PROXY

                        REDHOOK ALE BREWERY, INCORPORATED
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned, having received the Notice of Annual Meeting of Shareholders of Redhook Ale Brewery, Incorporated (the "Company"), and the related Proxy Statement dated April 9, 2001, hereby appoints Paul S. Shipman and David J. Mickelson, and each of them, proxies for the undersigned, with full power of substitution, and authorizes them to attend the Annual Meeting of Shareholders of the Company on May 22, 2001, and any adjournments thereof, and to vote thereat all shares of Common Stock of the Company that the undersigned would be entitled to vote if personally present, such proxies being instructed to vote as specified below, or, to the extent not specified, to vote FOR the election as directors of all nominees named below and FOR Proposal 2 and to vote in their discretion on any other matters presented at the meeting or any adjournments thereof.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER SPECIFIED ON THE REVERSE BY THE UNDERSIGNED. EXCEPT AS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF ALL NOMINEES NAMED ON THE REVERSE SIDE AND FOR THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)


--------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE NOMINEES NAMED BELOW AND FOR PROPOSAL 2.

                                                              Please mark
                                                              your votes as  [X]
                                                              indicated in
                                                              this example.


                                                                   WITHHOLD
                                                               authority to vote
                                                               for all nominees
                                                         FOR     named below
PROPOSAL 1:  ELECTION OF DIRECTORS                      [   ]       [   ]

Nominees:  Paul S. Shipman, M. Colleen Beckemeyer,
           Frank H. Clement, Jerry D. Jones,
           Anthony J. Short and Walter F. Walker.

                                                        FOR   AGAINST  ABSTAIN
PROPOSAL 2:  RATIFICATION OF APPOINTMENT OF            [   ]   [   ]    [   ]
             INDEPENDENT AUDITORS


(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST ABOVE).

                                 PLEASE SIGN AND DATE THIS PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.



Signature_________________________________  Signature, if held jointly_______________________________  Dated:_______________ , 2001

Please sign name exactly as it appears hereon. If shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such.


--------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -